Exhibit 99.1

Kingswood Acquisition Corp. Receives Notice of Filing Delinquency from The New York Stock Exchange

New York, New York–(BUSINESS WIRE)–Kingswood Acquisition Corp. (the “Company”) (NYSE: KWAC.U, KWAC and KWAC WS), a special purpose acquisition company, received written notification from The New York Stock Exchange (“NYSE”) on May 25, 2021 that, because the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Report”) with the Securities and Exchange Commission (“SEC”), the Company does not comply with the continued listing requirements under Section 802.01E of the Listed Company Manual, which requires NYSE-listed companies to timely file all periodic reports with the SEC.

As previously reported by the Company in its Notification of Late Filing on Form 12b-25, filed with the SEC on May 14, 2021, the Company was unable to file the Report within the prescribed time period because the Company requires additional time to prepare and review its financial statements to ensure adequate disclosure of the financial information required to be included in the Report.

This notice from NYSE has no immediate effect on the listing of Company’s securities on the NYSE. The Company has until November 24, 2021 to regain compliance. The Company expects to file the Report on or before June 12, 2021.

ABOUT KINGSWOOD ACQUISITION CORP.

Kingswood Acquisition Corp. (the “Company”) is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a target business in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. The Company is led by Gary Wilder, Group CEO of Kingswood (AIM: KWG) and Executive Chairman of Kingswood US, who serves as Executive Chairman and Director, and Michael Nessim, President of Kingswood US and CEO of Benchmark Investments, who serves as CEO and Director. Company’s Board of Directors includes Larry Roth, managing partner of RLR Strategic Partners LLC, a consulting firm to senior management teams, boards of directors and advisory boards of wealth management firms and former Chief Executive Officer of Cetera Financial Group.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Report. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.